Exhibit 99.9

Equity Charge Agreement

Party A: Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Domicile: No. 19, Yinglong Av., Longxing Town, Yubei District, Chongqing

Director: Zhang Jun

Liaison: Long Zhenzhu

Tel.: 023-63088083

Address: 21F, Building T2, No. 2, Jiangbeizui Financial City, Jiangbei District, Chongqing

Party B: Shanghai Phicomm Communication Co., Ltd.

Domicile: No. 3666, Sixian Road, Songjiang District, Shanghai

Legal Representative: Gu Guoping

Liaison: Gu Wenyuan

Tel.: 021-31183118

Address: No.3666, Sixian Road, Songjiang District, Shanghai

Whereas:

On December 2, 2015, Parties A and B, Phicomm Technology (Hong Kong) Co., Ltd. (hereinafter referred to as Hong Kong Phicomm), and The Smart Soho International Limited (hereinafter referred to as “Smart Soho”) signed Equity Capital Increasing Agreement (hereinafter referred to as Equity Capital Increasing Agreement). According to the agreement, Party A contributes USD 28,175,836.80 to Party D Smart Soho, and Hong Kong Phicomm contributes USD 42,263,755.20 to Smart Soho so that Smart Soho can buy 11,739,932 ordinary shares of UTStarcom from its shareholder including Shah Capital Management (hereinafter referred to as “Equity Transferor”). After capital increase, Party A holds 40% of Smart Soho’s equity and Hong Kong Phicomm holds 60% of Smart Soho’s equity.

After Party A contributes the capital to Smart Soho according to above agreement, Hong Kong Phicomm fails to complete capital increase in full to Smart Soho within the period specified in Equity Capital Increasing Agreement, and Smart Soho fails to buy all of above shares of UTStarcom as scheduled. Considering the delay of Party B, Hong Kong Phicomm and Smart Soho in acquisition of UTStarcom shares under Equity Capital Increasing Agreement, Party A and Party B reached agreements on 29 April 2016 in Chongqing as follows.

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Article 1 Main Contract

1.	Party B knows and acknowledges Equity Capital Increasing Agreement signed by Party A and Party B, Hong Kong Phicomm as well as Smart Soho, Supplemental Agreement signed by above parties on 29 April 2016, and relevant contacts.
2.	Party B knows the obligations of Party B, Hong Kong Phicomm and Smart Soho under Equity Capital Increasing Agreement and relevant documents (including but not limited to Supplemental Agreement, modification agreement, mediation documents, written judgment, etc.) [Equity Capital Increasing Agreement and relevant documents are referred to as “Main Contract” hereinafter], and the joint liabilities of Hong Kong Phicomm and Smart Soho (including but not limited to redemption obligations or obligations to refund investment and compensate for loss, etc.).
3.	Party A knows that Shanghai Phicomm and Hong Kong Phicomm promise to contribute USD 40,439,592 in full not later than June 30, 2016, whereas Smart Soho shall complete the delivery procedures for the undelivered portion of 11,739,932 ordinary shares held by the share transferor in UTStarcom not later than June 30, 2016.
4.	In the case of change in liability of Default, type and amount of compensation and payment responsibility in default, calculation method of Default Fine, interest rate adjustment, period adjustment, triggering conditions, payment or repayment modes under Main Contract, relevant document confirmed by more than one parities including Party A, Party B, Hong Kong Phicomm and Smart Soho shall apply(including but not limited to supplemental agreement, agreement modification, mediation documents, written judgment, etc.). Party B irreversibly and unconditionally acknowledges the change in guarantee rights and obligations caused by the change of above documents.

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Article 2 Charged Equity

1.	For the purpose hereof, the charged equity refers to 100% of the equity held by Party B in Hong Kong Phicomm.
2.	As of execution hereof, the charged equity is not involved with any existing or impending lawsuit, arbitration or administrative procedure, charge, mortgage or other encumbrances or other third party rights, or sealing, freezing, detention, execution, and other compulsory measure or security measures of court, arbitral institution or other authorities; and the charged equity is the property legally held by the Chargor and may be disposed according to this agreement.

Article 3 About Equity Charge

1.	Party B undertakes that Party B irrevocably charges 100% of Hong Kong Phicomm’s equity held legally by Party B, with Party A as Chargee, after consent, approval and authorization of Party B’s internal organization of authority, without any legal defect.
2.	Party B undertakes that, from effectiveness hereof to 6 May, 2016, 100% of Hong Kong Phicomm’s equity held legally by it is charged to Party A, all procedures for equity Charge are completed (including but not limited to execution of contracts, approval, registration or filling, etc. with competent department or local administrative and functional department) so that the charge becomes effective and Party A can become the Chargee of above equity smoothly, relevant evidences and documents indicating completion of registration is provided to Party A, the charged equity is recorded in Register of Shareholders, and the equity certificate is kept by Party A.
3.	Parties confirm and agree that, during the charge period, without written consent of Party A, Party B shall not dispose 100% equities of Hong Kong Phicomm in any form wholly or partially (including but not limited to transfer, gifting, charge), and not modify the equity structure, amount of shares, total amount of shares, share nature of Hong Kong Phicomm (including but not limited to share splitting, share exchange, share reduction, etc.) in any form.
4.	From execution hereof to the termination of the Charge hereunder, without written consent of the Chargee, the Chargor shall ensure that Hong Kong Phicomm does not engage in any activity with material adverse effect on the assets, business or responsibility of the Chargor , or take any action with material adverse effect on the assets, business or responsibility of Hong Kong Phicomm.
5.	If any event occurs or similar notice is serviced, with material adverse effect on the charged equity or its right, or which may change in obligation of the Chargor hereunder. In such case, the Chargor should notify the Chargee timely and act according to reasonable instruction of the Chargee.
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6.	Parties confirm and agree that during the charge period, Party A must be informed of all board resolutions of Hong Kong Phicomm within three days after they are made.
7.	Parties confirm and agree that, during the charge period, without written consent of Party A, Party B shall exercise the stockholder’s right to ensure Hong Kong Phicomm not to distribute profit in any form.
8.	Parties confirm and agree that, during the charge period, Party A shall be entitled to require Party B anytime to obtain Articles of Association, financial statements and relevant documents of Hong Kong Phicomm by exercising stockholder’s right.
9.	Except for the guarantee mode specified herein, if other guarantee is provided under Main Contract, Party A shall be entitled to preferentially exercise the guarantee right hereunder. Party B shall not require Party A to preferentially exercise other guarantee right (including the guarantee provided by Party B, Hong Kong Phicomm and Smart Soho). If Party A waives or modifies other guarantee under Main Contract for any reason, Party B agrees that its guarantee liability hereunder is not exempted or reduced.
10.	Even if one or more documents under Main Contract is judged to be invalid for any reason, Party B irreversibly agrees to bear guarantee liability to Party A for all legal liability and payment obligation of Party B, Hong Kong Phicomm and Smart Soho specified in such documents.
11.	During completion of the charge procedure, relevant party (including but not limited to relevant commercial registration authority of Hong Kong, etc.) is required to cooperate, or it is required to employ local intermediary or professional institute where equity is registered, Party B shall be responsible for handling above matters and pay relevant costs, procure all parties to cooperate and perfect relevant procedures, and not delay the completion of procedures deliberately with such excuse.
12.	Relevant costs from equity charge (including but not limited to registration fees, legal fees, announcement fee, notary fees, travel expenses, accommodation cost, postage fees, cost for intermediary, cost for third party or its employees, and administrative cost, other taxes and fees paid to competent administrative departments or institutions,) shall be borne by Party B.

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Article 4 Scope of Charge Guarantee

1.	Amount repaid (paid) for redemption, investment refunded, and compensation, Default Fine, interest or default interest paid by all parties to Party A under Main Contract.
2.	Costs (Legal fare, arbitration fee, compulsory execution fee, security expenses, guarantee cost, announcement fee, service fee, counsel fee, valuation fee, appraisal fee, auction fee, notary fees, travel expenses, telecommunication fee, printing fee, etc) and other expenses incurred by Party A for realization of the creditor’s rights under Main Contract as well as all other payables.

Party B shall bear joint and several liability for settlement within above charge scope, and fully understands and accepts component of above costs or the calculation method and determination standard specified in relevant documents, and waives defense in pretext of against too high costs or unreasonable amount.

Article 5 Realization of Charge Right

1.	If Party B, Hong Kong Phicomm or Smart Soho fails to perform relevant contractual obligations under Main Contract, Party A shall be entitled to dispose the charged equity hereunder according to relevant laws and regulations.
2.	If disposal proceedings of the charged equity is not enough to repay the debt and cost, Party A shall be entitled to claim the difference legally.

Article 6 Termination of Charge Right

Parties confirm and agree that the charge right hereunder shall be terminated in one of following cases:

1.	The charge right hereunder will be terminated if Party B, Hong Kong Phicomm and Smart Soho does not breach Main Contract and fulfill their obligations under Main Contract.
2.	If Party B provides equivalent guarantee or charge after written consent of Party A, which is enough to replace the equity charge hereunder with written acknowledge of Party A, and relevant registration procedures are completed, then the charge right hereunder can be terminated.

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Article 7 Warranty and Undertaking

1.	Each party warrants to the other party that it has obtained all necessary authorizations, and all necessary approvals or authorizations have been obtained in execution hereof (including but not limited to governmental approval, approval or authorization of Board of Shareholders and Board of Directors). After execution and stamping hereof, either party shall not allege that the Agreement is invalid for no approval or authorization is obtained.
2.	Each party warrants to the other party that its execution and performance hereof do not violate other contract, agreement and legal instrument signed with other parties. After effectiveness hereof, either party shall not allege that the Agreement is invalid or refuse to perform its obligation hereunder in the pretext of no necessary authorization for execution hereof or violation of other contract, agreement and legal instrument signed between other parties.

Article 8 Responsibility of Default

After execution hereof, Parties shall perform its obligation actively, any violation hereof and warranty clauses shall constitute default, and Default Party shall compensate for the loss of Non-default Party wherefrom.

Article 9 Applicable Law and Settlement of Dispute

1.	The execution, validity, modification, construction, perforation, and termination hereof, and settlement of any dispute arising from or in connection herewith shall be governed by and construed according to law of People’s Republic of China (for the avoidance of doubt, only including Chinese Mainland, excluding the laws of Hong Kong and Macao Special Administrative Regions and Taiwan).
2.	Any dispute arising from or in connection herewith, including the existence, validity or termination hereof, shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration based on its arbitration rule (“Rule”). According to the rule, three (3) arbitrators shall be appointed for final settlement. The venue of arbitration shall be Beijing. If the rule is unavailable, the applicable local procedure shall apply. The award of arbitration court, including arbitration on arbitration fees, shall be final and binding on Parties. Except for the provisions submitted for arbitration, other provisions hereof shall continue to be performed, however, the arbitration procedure does not hinder either party from exercising its right to terminate the Agreement.

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Article 10 Modification and Termination hereof

1.	During the valid period hereof, the Agreement can be modified or terminated by consensus between Parties.
2.	For modification and termination hereof, a written agreement must be concluded by consensus between Parties, and effective upon completion of necessary procedures such as execution thereof and seal affixation with seal thereon.

Article 11 Notice and Service

1.	Any notice or all communications in connection with the Agreement, including but not limited to lawsuit and arbitration instruments, shall be delivered to other party in written according to the address provided in the first page hereof. In the case of change in its address and telephone, the party shall give a written notice to the other party within ten days, otherwise, other party shall be deemed to have performed notice obligation upon giving the notice according to previous address, and the changing party shall bear corresponding legal liability.
2.	If one party holds that the headline in the mail cover is inconsistent with text of the mail, the party shall give a written notice to the other party within three working days after reception of the mail, failing which the mail cover shall be deemed consistent with text of the mail.
3.	For delivery of any notice or all communications in connection with the Agreement (including but not limited to all data, notice, and other instruments issued by the arbitration agency, or written data issued by the court), the return date shall be deemed as the delivery date if they are returned for any reason including the rejection or error address of the other party or its agent, etc.

Article 12 Execution, Effectiveness and Others

The Agreement may be executed in 3 counterparts, held by each party and one for registration purpose. Each counterpart has same legal force. Party A and Party B acknowledge terms and conditions hereof without any objection or doubt hereto.

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Special Tips: Party B confirms that it has understood all provisions hereof fully and accurately, without any misleading, ambiguity or threat that violates Party B’s true intention due to coerce. Execution hereof does not influence the rights of Party A to require Party B to buy all shares held by Party A in Smart Soho according to Article 6 of Equity Capital Increasing Agreement, and require Party B, Shanghai Phicomm, Hong Kong Phicomm, Smart Soho and relevant guarantor to bear corresponding responsibilities.

Party A (Seal):

Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Director (Authorized Representative): Zhang Jun

/s/ Zhang Jun

Executive Partner Representative

Party B (Seal): Shanghai Phicomm Communication Co., Ltd.

Legal Representative (Authorized Representative): Gu Guoping

/s/ Gu Guoping

Chairman

Annexes:

1. Equity Capital Increasing Agreement

2. Supplemental Agreement to Equity Capital Increasing Agreement

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